UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 23, 2012

Date of Report (date of earliest event reported)

GIGOPTIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of principal executive offices)

(408) 522-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 1.01.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

As disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2011, GigOptix, Inc. (the “Company”) and its wholly-owned subsidiaries, ChipX, Incorporated and Endwave Corporation (collectively, the “Borrowers”) entered into an Amended and Restated Loan and Security Agreement on December 9, 2011 (the “Loan Agreement”), with Silicon Valley Bank (“SVB”).

As disclosed by the Company in its Form 10-Q for the quarter ended July 1, 2012, as filed with the SEC on August 15, 2012, as of July 1, 2012, the Company was in violation of one of the covenants of the Loan Agreement which requires that on the last day of every month, the ratio of the Company’s cash, cash equivalents and accounts receivable (together, “Quick Assets”) to the Company’s current liabilities which mature within the following year (including obligations to SVB) (“Current Liabilities”) be 1.50 to 1.00. The violation was cured by the July 3, 2012 repayment of the $6.0 million borrowed from SVB, and as a result, the consequence of the Company’s violation of the covenant was not material to the Company.

On August 23, 2012, the Borrowers and SVB entered into a Default Waiver and First Amendment to the Loan Agreement (the “First Amendment”) in order to allow the Company to continue to borrow under its Loan Agreement without further violations of that covenant and to waive the default resulting from the violation that occurred on July 1, 2012, as described above. Under the First Amendment, SVB agrees to waive the July 1, 2012, default by the Company for violation of the covenant only for the measurement period ended June 30, 2012; the Company was in compliance with the covenant for the measurement period ended July 29, 2012. The First Amendment also amends the Loan Agreement in the following material ways (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the First Amendment or the Loan Agreement, as applicable):

(i)	For measuring periods from July 1, 2012, to December 31, 2012, the covenant for the Adjusted Quick Ratio (defined as the ratio of Quick Assets to Current Liabilities, but excluding up to $1,200,000 of non-cash accrued liabilities) is lowered to 1.35 to 1.00 (from the previous 1.50 to 1.00 prior to the amendment with no exclusion for non-cash accrued liabilities). For measuring periods after January 1, 2013, the Adjusted Quick Ratio is 1.50 to 1.00;

(ii)	Exhibit D (Compliance Certificate) to the Loan Agreement is amended and restated to reflect the foregoing amendments; and

(iii)	The covenant related to allowing SVB access to the Company’s Collateral and Books and Records is amended to provide that so long as the Borrower makes Advances no more frequently than once per calendar quarter, and provided that no Event of Default has occurred and is continuing, SVB will not inspect the Collateral or audit and copy the Borrower’s Books.

The First Amendment includes customary representations and warranties for agreements of this type, and a release by the Borrower of claims against SVB (the “Released Claims” as such term is defined in the First Amendment).

Other than as described above, the material terms of the Loan Agreement as previously disclosed by the Company have not been amended and remain in full force and effect. The description of the First Amendment is qualified in its entirety by reference to the full text of the agreement, which is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Default Waiver and First Amendment dated August 23, 2012 to Amended and Restated Loan and Security Agreement, dated December 9, 2011, by and between Silicon Valley Bank and GigOptix, Inc., ChipX, Incorporated, and Endwave Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: August 27, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Default Waiver and First Amendment dated August 23, 2012 to Amended and Restated Loan and Security Agreement, dated December 9, 2011, by and between Silicon Valley Bank and GigOptix, Inc., ChipX, Incorporated, and Endwave Corporation.